Exhibit 99.1

                    MEDIFAST ANNOUNCES 2007 EARNINGS GUIDANCE

                   REVENUES EXPECTED TO GROW 16 TO 20 PERCENT

     OWINGS MILLS, Md., March 7 /PRNewswire-FirstCall/ -- Medifast, Inc. (NYSE:
MED) announced today 2007 Earnings Guidance.

     2007 Financial Guidance:

     For 2007, the Company expects to report revenue of $85 to $88 million with after-tax profit of $0.45 to $0.46 per diluted share. On a quarterly basis, full-year 2007 guidance will be reviewed, reiterated or updated as necessary.

     2007 earnings guidance is based on an estimated advertising spend of $20 million. The first quarter spend is lower relative to the plan for the remainder of the year. The company anticipates ramping up the advertising spend throughout the remainder of the first quarter and throughout the year as the company continues to improve and increase its new TV, print and web marketing campaigns that are promoting brand awareness and new business in all channels of the company. The company is pleased with its disciplined strategy towards advertising and is satisfied with the month to month improvements it has made thus far and will continue to make throughout the first quarter to improve advertising effectiveness.

     "In 2007, we are excited to continue our growth trend by reaching new customers through increased advertising, continued expansion of our Take Shape for Life direct sales network, and serving the medical community with clinical research and innovative home delivery options for patients. We are also excited about the rollout of the Medifast Weight Control Centers as a franchise model throughout the year. In addition, we will continue to maintain our current customers in all channels longer by effectively remarketing to these individuals and providing excellent customer support services. We are evolving the business to provide multiple options for customers who choose Medifast. We are fully committed to providing customers the best chance at long term success by providing choices in how they are supported on our program. Medifast is a comprehensive model that offers fantastic growth opportunities to multiple target markets," said Michael S. McDevitt, Chief Executive Officer.

     Other:

     The Company expects to release audited full-year financial results on Friday, March 16, 2007.

     This release contains forward-looking statements, which may involve known and unknown risks, uncertainties and other factors that may cause Medifast's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Medifast cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectation on this date.

     About Medifast -- medifastdiet.com

     Medifast (NYSE: MED) is the leading easy-to-use, clinically proven portion-controlled weight loss program. Medifast has been recommended by 15,000 physicians and used by over one million customers. It is committed to enriching lives by providing innovative choices for lasting health. Medifast programs have been proven effective through studies by major university teaching hospitals. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) national network of physicians, 3) medically supervised Medifast Weight Control Centers, and 4) Take Shape For Life program. Medifast was founded in 1980 and is located in Owings Mills, Maryland.

SOURCE  Medifast, Inc.
    -0-                             03/07/2007
    /CONTACT: Media: Kerry O'Neill of Warschawski, +1-410-367-2700, or Investor Relations: ir@medifastdiet.com, for Medifast, Inc./
    /Web site:  http://www.medifastdiet.com/